Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2009	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE		ALLOCATED NET SALE PROCEEDS
14079 Senlac Drive	SOLD	55%	10/10/96	$4,474,700	11/29/07	$5,410,200		$2,798,597
BellSouth	SOLD	32%	4/25/95	$9,000,000	5/15/06	$13,377,600		$4,156,572
CH2M HILL	SOLD	63%	1/1/96	$5,114,233	12/7/05	$8,200,000		$5,028,105
305 Interlocken Parkway	100%	55%	2/20/97	$7,087,770	N/A	N/A		$438,374
Hannover Center	SOLD	63%	4/1/96	$1,602,312	4/29/04	$1,725,427		$1,079,364
15253 Bake Parkway	SOLD	46%	1/10/97	$8,459,425	12/2/04	$12,400,000		$5,487,477
Tanglewood Commons	SOLD	32%	5/31/95	$8,700,001	Various	$12,860,620	**	$4,059,480	**
U.S. Cellular	76%***	55%	6/17/96	$10,485,786	N/A	N/A		N/A
WEIGHTED AVERAGE	84%

*	The Acquisition Price does not include the up-front sales charge.
**	This asset was sold in three transactions. The Disposition Price and Allocated Net Sale Proceeds reflect the combination of the three sales.
***	Includes 3% short-term lease through January 2010.

FUND FEATURES

OFFERING DATES	January 1995 – January 1996
PRICE PER UNIT	$10
A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions
A/B RATIO AT CLOSE OF OFFERING	82% to 18%
AMOUNT RAISED	$32,042,689

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2009. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund VIII is in the positioning-for-sale phase of its life cycle, with six assets having been sold. Our focus on the two remaining assets involves concentrating on leasing and/or renewing efforts that we believe will ultimately result in better disposition prices for our investors.

Fourth quarter 2009 operating distributions were 3.00% (see “Estimated Annualized Yield” table). We anticipate that operating distributions may remain low or may be reserved in the near-term, given the anticipated leasing capital for U.S. Cellular.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The 14079 Senlac Drive property was sold on November 29, 2007, and net sale proceeds of $2,798,597 were allocated to the Fund. Of that amount, $2,275,484 was distributed in May 2008, and the balance of the funds is being reserved at this time to fund anticipated capital at the two remaining assets in the Fund.

•

The BellSouth building was sold on May 15, 2006, and net sale proceeds of $4,156,572 were allocated to the Fund. The November 2006 distribution included $3,669,599 of these proceeds. The remaining proceeds of $486,973 were distributed in May 2008.

•

The CH2M HILL property was sold on December 7, 2005, and net sale proceeds of $5,028,105 were allocated to the Fund. Of these proceeds, $3,697,706 was distributed to the limited partners in May 2006. The remaining proceeds were distributed in November 2006.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. The entire building is leased to Flextronics USA, Inc. through August 2011.

•	The Hannover Center property was sold on April 29, 2004, and net sale proceeds of $1,079,364 were allocated to the Fund. These proceeds were distributed in May 2005.

•

The 15253 Bake Parkway building was sold on December 2, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $5,487,477 was allocated to the Fund, and $424,857 was used to fund the Partnership’s pro-rata share of the Gambro and CH2M HILL re-leasing costs. We distributed $3,612,619 of these proceeds to the limited partners in May 2005, and the remaining proceeds were distributed in November 2005.

•

The Tanglewood Commons shopping center was sold on April 21, 2005, and the Fund had previously sold a land outparcel in 2002. The remaining outparcels were sold to Wells Management on January 31, 2007. The total net sale proceeds allocated to the Fund were $4,059,480. Of these proceeds, $3,821,938 was previously distributed, and the remaining $237,542 was included in the May 2008 distribution.

•

The U.S. Cellular building is located in Madison, Wisconsin. Approximately 73% of the space is leased to U.S. Cellular through April 2013, and we are actively marketing the remaining vacant space for long-term lease.

For a more detailed quarterly financial report, please refer to Fund VIII’s most recent 10-Q filing, which can be found on the Wells Web site at www.WellsREF.com.

CUMULATIVE PERFORMANCE SUMMARY

	Par Value	Cumulative Operating Cash Flow Distributed(1)	Cumulative Passive Losses(1 &[2] )		Cumulative Net Sale Proceeds Distributed(1)	Estimated Unit Value as of 12/31/09(3)
PER “A” UNIT	$10	$8.26		N/A	$5.85	$3.31
PER “B” UNIT	$10	$0.00	-$	3.71	$13.84	$3.29

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)

This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 2/1/2010 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2009	3.00%	3.00%	3.00%	3.00%	3.00%
2008	4.00%	2.50%	3.00%	3.00%	3.13%
2007	4.00%	4.00%	4.00%	4.00%	4.00%
2006	5.00%	5.00%	4.00%	4.00%	4.50%
2005	3.00%	3.50%	Reserved	3.00%	2.38%
2004	9.50%	Reserved	9.50%	Reserved	4.75%
2003	9.50%	9.50%	9.50%	9.50%	9.50%
2002	9.50%	9.50%	9.50%	9.50%	9.50%
2001	8.75%	9.25%	9.75%	9.75%	9.38%
2000	9.14%	9.24%	9.00%	8.39%	8.94%
1999	8.60%	8.80%	9.00%	8.99%	8.85%
1998	8.37%	8.52%	8.61%	8.83%	8.58%
1997	4.17%	5.04%	7.54%	8.03%	6.20%

TAX PASSIVE LOSSES—CLASS “B” PARTNERS

2008	2007		2006		2005		2004		2003
-9.37%**	-3.24	%**	-29.63	%**	-76.61	%**	-18.31	%**	7.00%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners — Parkway Norcross, GA 30092-3365 — www.WellsREF.com — 800-557-4830

LPMPFSP1001-0001-8	© 2010 Wells Real Estate Funds